Exhibit 99.02
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

26 September 2006

Shire plc (the "Company")

The Company announces that it was notified on 25 September 2006 under Sections 198 to 202 of the Companies Act that FMR Corp. and its direct and indirect subsidiaries and Fidelity International Limited and its direct and indirect subsidiaries, both being non-beneficial holders, held solely for investment purposes, in aggregate 18,765,390 ordinary shares of £0.05p each in the capital of the Company. These holdings represent 3.74 per cent of the issued ordinary share capital of the Company.

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160

	Brian Piper (North America)	+1 484 595 8252

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Registered in England 2883758 Registered Office as above

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in England 2883758 Registered Office as above